SUBSCRIPTION AGREEMENT

This SUBSCRIPTION AGREEMENT, dated as of November 8, 2006 (the “Agreement”), by and among Waste Services, Inc. (the “Company”), a corporation incorporated under the laws of the State of Delaware, and the persons listed on Annex A hereto (each individually an “Investor” and together the “Investors”).

W I T N E S S E T H:

WHEREAS, the Company wishes to issue and sell to each Investor and each Investor wishes to purchase from the Company, certain authorized but unissued shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”), on certain terms and subject to certain conditions;

WHEREAS, concurrently with the execution of this Agreement, the Company has entered into an Exchange and Redemption Agreement, dated as of the date hereof (the “Exchange and Redemption Agreement”) between the Company and the holders listed therein, whereby (i) the Company shall issue to such holders certain authorized but unissued shares of Common Stock in exchange for certain shares of Series A Preferred Stock, par value $0.01 per share (the “Preferred Stock”) of the Company held by such holders, and (ii) the Company shall redeem certain shares of Preferred Stock held by such holders for a certain aggregate redemption price;

NOW, THEREFORE, in consideration of the promises and the mutual agreements and covenants hereinafter set forth, the Investors and the Company hereby agree as follows (capitalized terms used in this Agreement shall, unless otherwise defined herein, have the meanings ascribed to them in the Glossary attached as Annex B hereto):

SECTION 1

TERMS OF PURCHASE AND ISSUANCE

1.1     Authorization of Sale of Shares. The Company has authorized the issuance and sale to the Investors of up to an aggregate of 7,000,001 shares of Common Stock (the “Shares”) for a purchase price of US $9.50 per Share (the “Per Share Purchase Price”).

1.2          Sale and Purchase. At the Closing (as defined in Section 1.3(a) hereof) and subject to the terms and conditions herein set forth, the Company shall issue and sell to each Investor, and each Investor shall purchase from the Company, the number of Shares as set forth next to such Investor’s name on Annex A attached hereto in exchange for the purchase price (the “Aggregate Purchase Price”) set forth next to such Investor’s name on Annex A hereto.

1.3          Closing.

(a)          The closing of the sale and purchase of the Shares (the “Closing”) shall take place at the Burlington, Ontario offices of the Company at 10:00 A.M. local time, as promptly as practicable (and in any event no later than the third business day) after the satisfaction or waiver of all the conditions set forth in Sections 4 and 5 hereof (other than those conditions that will be satisfied at or concurrent with the Closing), or at such other time, date or place as each of the Investors and the Company may agree (the date upon which the Closing occurs, the “Closing Date”). The intended Closing Date is December 15, 2006. At the Closing, the Company will deliver to each Investor a share certificate issued in such Investor’s name representing the number of Shares to be purchased by such Investor against payment of the Aggregate Purchase Price therefor in immediately available funds by or on behalf of such Investor to the Company. All transactions occurring at the Closing shall be deemed to have occurred simultaneously, and no one transaction shall be deemed to be complete until all transactions are complete.

(b)          In the event that this Agreement has been terminated with respect to any Investor pursuant to Section 7.1(e) or any Investor fails to perform its obligations at the Closing (a “Terminated Investor”), the Company may designate a Person or Persons (each a “Substitute Investor”) to purchase the Shares to be purchased by such Investor at the Closing, and upon such Substitute Investor agreeing in writing to purchase such allocated Shares and be bound by the terms hereof, such Substitute Investor shall become a party to this Agreement as if he were an original Investor and the Company shall sell such allocated Shares to such Substitute Investor. The parties hereto acknowledge and agree that Annex A shall updated from time to time between the date hereof and the Closing to replace any Terminated Investors with Substitute Investors.

SECTION 2

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to each Investor, as of the date hereof and as of the Closing Date, as follows:

2.1          Organization and Qualification. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to carry on its business as it is now being conducted.

2.2          Capitalization.

(a)          As of September 30, 2006, the authorized capital of the Company consisted of (i) 166,666,666 shares of Common Stock, par value $.01 per share, and (ii) 5,000,000 shares of Preferred Stock, par value $0.01 per share (the “Preferred Stock”), of which 100,000 shares were designated as Series A Preferred Stock and one share was designated as Special Voting Preferred Stock. Of such authorized capital stock, (i) 33,960,275 shares of Common Stock were issued and outstanding as of September 30, 2006, all of which were validly issued and fully paid, nonassessable and free of preemptive rights, (ii) 55,000 shares of Series A Preferred Stock and one share of Special Voting Preferred Stock were issued and outstanding as of September 30, 2006, and (iii) 5,054,406 shares of Common Stock were reserved for issuance pursuant to the exercise of outstanding warrants to purchase Common Stock and 3,627,834 shares of Common Stock were reserved for issuance pursuant to the exercise of outstanding options to purchase Common Stock, in each case as of September 30, 2006. As of September 30, 2006, 9,229,676 exchangeable shares of Waste Services (CA), Inc. were issued and outstanding, 2,911,794 of which were owned, directly or indirectly, by the Company.

(b)          Except with respect to the Shares or as set forth in subsection 2.2(a) above, there are no outstanding options, warrants, subscriptions, calls, convertible securities or other rights, agreements, arrangements or commitments (contingent or otherwise) (including any right of conversion or exchange under any outstanding security, instrument or other agreement) obligating the Company or any of its direct or indirect subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, any shares or obligating them to grant, extend or enter into any such agreement or commitment. There are no outstanding contractual obligations of the Company or any of its direct or indirect subsidiaries to repurchase, redeem or otherwise acquire any shares or make any investment (in the form of a loan, capital contribution or otherwise) in any other Person other than a wholly-owned subsidiary of the Company.

(c)          The Company has not issued any capital stock since September 30, 2006 other than (i) pursuant to the grant of equity compensation under the Company’s Benefit Plans and the exercise of outstanding stock options granted thereunder and (ii) pursuant to warrants outstanding as of September 30, 2006.

(d)          Upon consummation of the Closing, including receipt by the Company of the aggregate purchase price payable pursuant to Section 1.1 hereof, the Shares purchased by each Investor will be validly issued, fully paid and nonassessable and will not be subject to any Lien (except for any such Lien created directly by such Investor). Without limiting the foregoing Section 2.2, no preemptive right, co-sale right, registration right, right of first refusal or other similar right exists with respect to the issuance and sale of the Shares, except as provided in this Agreement or the Ancillary Agreements.

2.3          Power and Authority; Non-contravention; Government Approvals

(a)          Power and Authority. The Company has all requisite corporate power and authority to enter into this Agreement and the Ancillary Documents and to consummate the transactions contemplated hereby and thereby. This Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby have been duly approved by the Board of Directors of the Company. No other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and the Ancillary Documents or the consummation by the Company of the transactions contemplated hereby and thereby. This Agreement has been, and when executed and delivered in accordance with the terms hereof the Ancillary Documents will be, duly executed and delivered by the Company. This Agreement constitutes, and when executed and delivered in accordance with the terms hereof the Ancillary Documents will constitute, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to enforcement of creditors’ rights generally and by general equitable principles. Neither the Company nor any of its subsidiaries is in violation of any of the provisions of their respective certificate of incorporation, bylaws or equivalent organizational documents in any material respect.

(b)          Non-contravention. The execution, delivery and performance of this Agreement and the Ancillary Documents by the Company: (i) does not violate or conflict with any provisions of the certificate of incorporation, bylaws or equivalent organizational documents of the Company or any of its subsidiaries, (ii) does not conflict with or constitute a violation of any applicable law, order, injunction, regulation or ruling of any governmental authority applicable to the Company or any of its subsidiaries or by which the Company or any of its subsidiaries or any of their respective properties or assets are bound, and (iii) does not, either alone or with the giving of notice or the passage of time, or both, modify, violate, conflict with or accelerate the performance required by any agreement, note, license, franchise, permit or other instrument to which the Company or any of its subsidiaries is a party and will not result in the creation or imposition of (or the obligation to create or impose) any Lien on any of the Company’s or any of its subsidiaries’ assets.

(c)          Approvals. Except for (i) compliance with any applicable requirements of the HSR Act, (ii) compliance with any applicable requirements of the Securities Act, Exchange Act, and the rules and regulations of Nasdaq or other securities exchange on which the Common Stock is traded, and (iii) such filings as may be required under any applicable state blue sky securities laws (the filings and approvals referred to in clauses (i) through (iii) being herein referred to collectively as the “Company Required Statutory Approvals”), and except for any required approvals under the Credit Facility (as defined in Section 2.9 hereof), no declaration, filing or registration with, or notice to, or authorization, consent, approval, order or permit of, any governmental or regulatory body or authority or any other Person is necessary for the execution and delivery of this Agreement and the Ancillary Documents by the Company or the consummation by the Company of the transactions contemplated hereby and thereby, except to the extent that the failure to obtain any such authorization, consent, approval or order or to make any such registration, declaration, filing or notice, would not have a Company Material Adverse Effect or a material adverse effect on the validity, binding effect or enforceability of this Agreement or the Ancillary Documents or the ability of the Company to perform its obligations hereunder or thereunder.

2.4          SEC Reports; Financial Statements

(a)          During the period from January 1, 2003 through the date hereof, the Company has filed with the SEC all forms, statements, reports and documents (including all exhibits, post-effective amendments and supplements thereto) required to be filed or furnished by it under each of the Securities Act and the Exchange Act (collectively, the “Company SEC Reports”), all of which complied when filed in all material respects with all applicable requirements of the appropriate act and the rules and regulations thereunder and did not as of their respective dates contain any untrue statement of a material fact or omit to state a material fact required to be stated or incorporated by reference therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)          Except as noted in any SEC Report filed with the SEC prior to the date hereof, each of the consolidated financial statements included in the Company SEC Reports, together with the related notes and schedules (collectively, the “Company Financial Statements”), has been prepared in accordance with GAAP applied on a consistent basis, and fairly presents the consolidated financial position of the Company and its subsidiaries as of the respective dates thereof and the results of their operations, cash flow and changes in stockholders’ equity for the periods then ended, subject, in the case of unaudited interim financial statements, to normal year-end adjustments (none of which the Company reasonably believes are or will be material in amount) and the omission of footnotes.

(c)          The Company is currently eligible to register the resale of the Shares by the Investors pursuant to a registration statement on Form S-3 under the Securities Act.

2.5          Absence of Undisclosed Liabilities. Neither the Company nor any of its subsidiaries had, at June 30, 2006 or has, as of the date hereof, any Liabilities, except for (a) Liabilities reflected in Company SEC Reports filed prior to the date hereof, (b) current Liabilities which were incurred after June 30, 2006 in the ordinary course of business and consistent with past practice, (c) Liabilities which are of a nature not required to be reflected in the Company Financial Statements in accordance with GAAP consistently applied and which were incurred in the ordinary course of business and (d) other Liabilities in an aggregate amount not exceeding US $500,000.

2.6          Absence of Certain Changes or Events. Except as disclosed in the Company SEC Reports, during the period from June 30, 2006 to the date hereof, the business of the Company and its subsidiaries has been conducted in the ordinary course consistent with past practice and there has not been any event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

2.7          Litigation. There are no claims, suits, actions or proceedings pending or, to the knowledge of the Company, threatened against, relating to or affecting the Company before any court, governmental department, commission, agency, instrumentality or authority or any arbitrator that seek a remedy (at law or in equity) as a result of or otherwise in connection with this Agreement and the transactions contemplated hereby. Neither the Company nor any of its subsidiaries nor any of their respective properties or assets is subject to any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or authority or arbitrator which prohibits or restricts the consummation of the transactions contemplated hereby.

2.8          Environmental Matters. The Company and its subsidiaries are conducting and have conducted their businesses in material compliance with all applicable Environmental Laws, including, without limitation, having all material permits, licenses and other approvals and authorizations necessary for the operation of their businesses. To the knowledge of the Company, none of the properties currently or formerly owned or operated by the Company or any of its subsidiaries contain any Hazardous Substance, no Hazardous Substance has been disposed of at or released from any such properties as a result of any activity of the Company or any of its subsidiaries other than in material compliance with applicable Environmental Laws, and no such condition exists on or with respect to any of such properties as a result of any activity by any other Person. Except as reflected, accrued or reserved against in the Company Financial Statements as otherwise noted in Company SEC Reports filed prior to the date hereof, neither the Company, nor its subsidiaries, nor any of their respective properties or assets are subject to any material Liabilities relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or claim asserted or arising under any Environmental Law. To the knowledge of the Company, there are no investigations or proceedings pending in which it is alleged that the Company, its subsidiaries, or any of their predecessors, are potentially responsible for a clean-up or remediation of lands contaminated with a Hazardous Substance or for any other remedial or corrective action under an Environmental Law. There are no proceedings pending or, to the Company’s knowledge, threatened to revoke, change or limit any material permits, licenses, approvals or other authorizations required under any Environmental Law for the operation of the Company and its subsidiaries.

2.9          Title to and Condition of Assets. Each of the Company and its subsidiaries has good and marketable title to, or, in the case of leased properties and assets, has good and valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in, or which are necessary to conduct, the business of the Company and its subsidiaries as conducted as of the date hereof, free and clear of all Liens, except for (a) Liens arising under the Company’s Amended and Restated Credit Agreement dated as of April 30, 2004 (as amended, the “Credit Facility”), (b) security interests granted to the Company’s bonding company, and (c) other Liens arising in the ordinary course of business none of which are with respect to obligations that are material in amount.

2.10       Insurance. The Company and each of its subsidiaries has in effect insurance coverage, including directors and officers’ liability insurance, with reputable insurers which, in respect of amounts, premiums, types and risks insured, constitutes reasonably adequate coverage against all risks customarily insured against by companies comparable in size and operations to the Company and its subsidiaries. Neither the Company nor any of its subsidiaries has received any notice of cancellation of any insurance policy or binder currently in effect.

2.11       No Violation of Law; Licenses; Permits and Registration. Neither the Company nor any of its subsidiaries is in material violation of, or has been given notice or been charged with, or, to the Company’s knowledge, is being investigated with respect to, any material violation of, any law, statute, order, rule, regulation, ordinance or judgment of any governmental or regulatory body or authority or arbitration panel. Each of the Company and its subsidiaries has all material permits, licenses, approvals, authorizations of and registrations under all Federal, state, local, provincial and foreign laws applicable to it, and from all applicable governmental authorities as are required by the Company and its subsidiaries to carry on their respective businesses as conducted as of the date hereof.

2.12       Proxy Statement. The proxy statement (as amended or supplemented, the “Proxy Statement”) to be distributed in connection with the Company’s meeting of stockholders (the “Special Meeting”) to vote upon, among other things, the issuance to the Investors of the Shares will, at the time of mailing of the Proxy Statement and any amendments or supplements thereto, and at the time of such Special Meeting, (i) state the nature of the issuance of the Shares in sufficient detail to permit the stockholders to form a reasoned judgment thereon, (ii) will comply as to form and content in all material respects with all applicable laws and (iii) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies which shall have become false or misleading, except that no representation is made by the Company with respect to information supplied by the Investors specifically for inclusion therein.

2.13       Non-competition Agreements. Except as disclosed in the Company SEC Reports, neither the Company nor any subsidiary of the Company is a party to any agreement which purports to restrict or prohibit in any material respect any of them or any corporation affiliated with any of them from, directly or indirectly, engaging in any business involving the collection, interim storage, transfer, recovery, processing, recycling, marketing or disposal of rubbish, garbage, paper, textile wastes, liquid and other wastes or any other material business engaged in by the Company or any of its subsidiaries. None of the Company’s officers or key employees is a party to any agreement which, by virtue of such person’s relationship with the Company, restricts in any material respect the Company or any subsidiary of the Company from, directly or indirectly, engaging in any of the businesses described above.

2.14       Brokers and Finders. The Company is not a party to or bound by any contract, arrangement or understanding with, or subject to any claim by, any person or firm which may result in an obligation of the Company to pay any finder’s fees, brokerage or agent commissions or other like payments in connection with the transactions contemplated hereby.

2.15       Material Contracts. Except as set forth in the Company SEC Reports, neither the Company nor any of its subsidiaries is in material breach or violation of or in default in the performance or observance of any terms or provisions of, and no event has occurred which, with notice, lapse of time or both, could result in a default under any contract, agreement, lease or deed that is material to the business or operation of the Company and its subsidiaries taken as a whole (a “Material Contract”). To the knowledge of the Company, no other party to any Material Contract is in material breach thereof or default thereunder.

2.16       Company Stockholders’ Approval. The vote of stockholders of the Company required for approval of the issuance of the Shares is the affirmative vote of the majority of the votes cast on the proposal at the Special Meeting.

2.17       Securities Law Compliance. Assuming the representations and warranties of the Investors set forth in Section 3 of this Agreement are true and correct in all respects, the issuance and sale of the Shares pursuant to this Agreement will be exempt from the prospectus filing and registration requirements of applicable U.S. Federal and state securities laws.

2.18       Intellectual Property. The Company and each of its subsidiaries own or have a valid license or other right to use each trademark, service mark, trade name, domain name or other source indicator, invention, patent, design, trade secret, customer list, copyright, software, or work of authorship in any media, know-how (including any registrations or applications for registration of any of the foregoing) or any other similar type of proprietary intellectual property right used in or necessary to carry on the business of the Company and each of its subsidiaries, taken as a whole, as currently conducted (collectively, the “Company Intellectual Property”), free and clear of all Liens (other than Liens described in clauses (a) through (c) of Section 2.9). The Company Intellectual Property is (i) valid and enforceable, and (ii) not being infringed, misappropriated or otherwise violated by any third party. Neither the Company nor any of its subsidiaries has received any written notice of infringement of or challenge to, and there are no claims or orders pending or threatened with respect to the rights of others to the use of, any Company Intellectual Property. The Company and each of its subsidiaries take all reasonable actions to protect the Company Intellectual Property, including executing confidentiality and assignment agreements with all employees and contractors having access to or materially contributing to the creation of same.

2.19       Taxes. Except for matters which are not reasonably likely have a Company Material Adverse Effect, each of the Company and its subsidiaries has filed all necessary federal, state and foreign income and franchise tax returns and has paid or accrued all taxes whether or not shown as due. The Company has no knowledge of any tax deficiency which has been asserted or threatened against the Company or any of its subsidiaries. On the Closing Date, all stock transfer or other taxes (other than income taxes) which are required to be paid in connection with the sale and transfer of the Shares hereunder will be, or will have been, fully paid or provided for by the Company and the Company will have complied with all laws imposing such taxes.

2.20       Employee Benefits. With respect to the Benefit Plans, to the knowledge of the Company, no event has occurred and no condition or set of circumstances exist, in connection with which the Company could be subject to any liability that would have a material adverse effect on it or its business under ERISA, the United States Internal Revenue Code of 1986, as amended, or any other applicable law. The term “Benefit Plan” means each “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including, without limitation, multiemployer plans within the meaning of Section 3(37) of ERISA), and all stock purchase, stock option, severance, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation, employee loan and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA, under which (i) any current or former employee, director or consultant of the Company or its subsidiaries has any present or future right to benefits and which are contributed to, sponsored by or maintained by the Company or any of its respective subsidiaries or (ii) the Company or any of its respective subsidiaries has had or has any present or future liability. The transactions contemplated by this Agreement will not result in any severance, change of control or termination pay or termination benefits or otherwise require the Company to make any cash payments to any of its directors, officers, employees or other Affiliates.

2.21       Listing. The Company’s Common Stock is registered pursuant to the Exchange Act, and is listed on Nasdaq, and the Company has taken no action intended to, or which to its knowledge could have the effect of, terminating the registration of the Common Stock under the Exchange Act or delisting the Common Stock from Nasdaq. The Company shall comply with all requirements of the NASD with respect to the issuance of the Shares and the listing thereof on Nasdaq.

2.22       Related Party Transactions. Except for the transactions described and contemplated by this Agreement, the Exchange and Redemption Agreement or the Ancillary Agreements or as disclosed in the SEC Reports, no transaction has occurred between or among the Company or any of its Affiliates, officers or directors or any Affiliate or Affiliates of any such officer or director that is required to be disclosed pursuant to Section 13, 14 or 15(d) of the Exchange Act.

2.23       Board Approval. The board of directors of the Company has (i) determined that the transactions contemplated by this Agreement and the Ancillary Agreements, are fair to, and in the best interests of, the holders of Common Stock of the Company, (ii) resolved to recommend that the holders of Common Stock approve the issuance of the Shares and (iii) if applicable, approved each Investor and its Affiliates becoming a holder of 15% or more of the Company’s outstanding voting stock for purposes of Section 203 of the Delaware General Corporation Law (the “DGCL”) and taken all other actions necessary so that the restrictions contained in Section 203 of the DGCL applicable to a “business combination” (as defined in Section 203 of the DGCL) shall not apply to the transactions contemplated hereby or any subsequent transactions with any Investor or its Affiliates. There are no anti-takeover laws of any other state, federal or foreign jurisdiction that would apply to the execution, delivery or performance of this Agreement or the consummation the transactions contemplated hereby.

2.24       Rights Plan. The Company is not party to any contract or agreement with respect to, and does not maintain any, stockholders rights plan, poison pill or similar agreement, plan or arrangement with respect to its Common Stock or any other capital stock of the Company.

2.25       Terms. The terms received by the Investors pursuant to this Agreement relating to the transactions contemplated hereby are no less favorable than those set forth in the Exchange and Redemption Agreement relating to the transactions contemplated thereby.

SECTION 3

INVESTOR REPRESENTATIONS

3.1          Representations. Each Investor, severally and not jointly, hereby represents and warrants to the Company as of the date hereof, and as of the Closing Date, that:

(a)          The Investor is resident in the jurisdiction set forth below such Investor’s name on such Investor’s signature page hereto.

(b)          If the Investor is an individual, he or she has obtained the age of majority and is legally competent to execute this Agreement and the Ancillary Documents and to take all actions required pursuant hereto.

(c)          If the Investor is a corporation, partnership, unincorporated association or other entity, the Investor has the legal capacity and authority to execute this Agreement and the Ancillary Documents and to take all actions required pursuant hereto.

(d)          The execution of this Agreement and each of the Ancillary Documents to which the Investor is a party has been duly and validly authorized by all necessary action on the part of the Investor, has been duly and validly executed and delivered by the Investor, and constitutes a valid, binding agreement of the Investor, enforceable in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to enforcement of creditors’ rights generally and by general equitable principles.

(e)          Neither the execution and delivery of this Agreement or the Ancillary Documents to which the Investor is a party, or any other document or instrument to be executed by the Investor in connection with the transactions contemplated hereby nor the consummation of the transactions contemplated hereby or thereby, nor the performance by the Investor of its covenants and agreements hereunder or thereunder, (i) violates any law, statute, ordinance, regulation, order, judgment or decree of any court or other governmental authority applicable to the Investor, or (ii) violates or will violate, or conflicts with or will conflict with, or results in or will result in any breach of any of the terms of, or constitutes or will constitute a default under, any contract or agreement to which the Investor is a party or by which the Investor or any of its assets is subject to or bound.

(f)           No broker, finder, agent or similar intermediary has acted on behalf of the Investor in connection with this Agreement or the transactions contemplated hereby and there are no brokerage commissions, finder’s fees or similar fees or commissions payable in connection therewith.

(g)          The Investor has relied only upon publicly available information relating to the Company and not upon any verbal or written representation as to fact (other than as set forth in this Agreement), and the Investor acknowledges that the Company has not made any written representations, warranties or covenants in respect of the Company, its business, results of operations, financial condition or prospects, or the offering of securities contemplated by this Agreement, except as expressly set forth in this Agreement. Without limiting the generality of the foregoing, except as may be provided herein, no person has made any written or oral representation to the Investor that any person will re-sell or re-purchase the securities offered, issued or sold pursuant to this Agreement, or refund any of the purchase price of the securities offered, issued or sold pursuant to this Agreement and no person has given any undertaking to the Investor relating to the future value or price of the securities offered, issued or sold pursuant to this Agreement.

(h)          The Investor acknowledges that it is aware that the securities laws of the United States (as well as stock exchange regulations) prohibit any person who has material, non-public information concerning the Company from purchasing or selling the Company’s securities when in possession of such information and from communicating such information to any other person or entity under circumstances in which it is reasonably foreseeable that such person or entity is likely to purchase or sell such securities in reliance upon such information. In purchasing the Shares, the Investor is not relying on any material, non-public information concerning the Company.

(i)           Except for the Company SEC Reports, the Investor has not received, nor has the Investor requested, nor does the Investor have any need to receive, any prospectus, sales or advertising literature, offering memorandum or any other document describing the business and affairs of the Company in order to assist it in making an investment decision in respect of the purchase of the Shares pursuant to this Agreement.

(j)           The Investor is acquiring the Shares for its own account, for investment, and not with a view to any “resale” or “distribution” thereof within the meaning of the Securities Act.

(k)          The Investor understands that because the Shares have not been registered under the Securities Act, it cannot dispose of any or all of such securities unless such securities are subsequently registered under the Securities Act or exemptions from such registration are available. The Investor understands that each certificate or other instrument representing the Shares will bear the following legend or one substantially similar thereto:

The securities represented by this certificate have not been registered under the United States Securities Act of 1933. These securities have been acquired for investment and not with a view to distribution or resale, and may not be sold or otherwise transferred without an effective Registration Statement for such securities under the United States Securities Act of 1933, unless there is available to the transferor an exemption from such registration. The Company may request an opinion of counsel as to the availability of any such exemption.

(l)           The Investor is sufficiently knowledgeable and experienced in the making of investments so as to be able to evaluate the risks and merits of its investment in the Company, and is able to bear the economic risk of loss of its investment in the Company.

(m)         The Investor will execute and deliver within the applicable time periods all documentation as may be required to be executed by the Investor by applicable securities laws to permit the issuance of the Shares to the Investor on the terms herein set forth.

(n)          The Investor believes it has received all the information it considers necessary or appropriate for deciding whether to purchase the Shares. The Investor has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Shares and the business, properties and financial condition of the Company. The foregoing, however, does not limit or modify the representations and warranties of the Company in Section 2 or the right of the Investor to rely thereon.

(o)          The Investor is an “accredited investor” within the meaning of SEC Rule 501 of Regulation D of the Securities Act and is acquiring the Shares hereunder as principal, not for the benefit of any other person and not with a view to the sale or distribution of all or any part of the Shares.

(p)          The Investor has been advised that the Shares have not been registered under the Securities Act or under the “blue sky” laws of any jurisdiction and that the Company, in issuing such securities is relying upon, among other things, the representations and warranties of the Investor contained in this Section 3.

SECTION 4

MUTUAL CLOSING CONDITIONS

4.1          Mutual Closing Conditions to Closing. Each Investor’s obligation to purchase and pay for the Shares at the Closing, and the Company’s obligation to issue the Shares to the Investors and perform its other obligations hereunder at the Closing, shall be subject to the fulfillment to such party’s satisfaction (or waiver in writing by the Company and the Investor on or before the Closing Date) of the following conditions:

(a)          Waiting Periods. All applicable waiting periods, if any, under the HSR Act shall have expired or been terminated.

(b)          No Order. No preliminary or permanent injunction or other order or decree by any court or administrative or regulatory body which prevents the consummation of the transactions at the Closing contemplated hereby shall have been issued and remain in effect (the Company and the Investors agreeing to use their reasonable best efforts to have any such injunction, order or decree lifted).

(c)          Consents. All governmental waivers, consents, orders and approvals legally required, if any, for the consummation of the transactions at the Closing contemplated hereby shall have been obtained and be in effect, except where the failure to obtain the same would not be reasonably likely, individually or in the aggregate, to have a Company Material Adverse Effect following the Closing.

(d)          No Conflicting Laws. No statute, rule or regulation shall have been enacted by any state, provincial or Federal government or governmental agency which would prevent the consummation of the transactions at the Closing contemplated hereby.

(e)          Stockholder Approval. The issuance of the Shares shall have been approved by the affirmative vote of the majority of the votes cast on the proposal at the Special Meeting.

(f)           Exchange and Redemption Agreement. The closing of the transactions contemplated by the Exchange and Redemption Agreement shall have occurred.

SECTION 5

SEPARATE CLOSING CONDITIONS

5.1          Investors’ Closing Condition. Each Investor’s obligation to purchase and pay for the Shares at the Closing shall be subject to the fulfillment to such Investor’s satisfaction on or before the Closing Date (or waiver in writing by such Investor) of the following conditions:

(a)          Satisfaction of Conditions. The representations and warranties of the Company contained in this Agreement shall be, if specifically qualified by materiality or Company Material Adverse Effect, true in all respects, and, if not so qualified, shall be true in all material respects, in each case as of the date of hereof and as of the Closing Date, and the covenants and agreements contained in this Agreement to be complied with by the Company on or before the Closing having been complied with in all material respects. The Company shall deliver to the Investors a certificate dated as of the Closing Date to the foregoing effect.

(b)          Registration Rights Agreement. The Company shall have duly authorized, executed and delivered to each Investor a Registration Rights Agreement, substantially in the form of Annex C attached hereto (each a “Registration Rights Agreement”).

(c)          No Company Material Adverse Effect. Since the date hereof, there has not been any change, event, circumstance or development that, individually or in the aggregate, has had or is reasonably likely to result in a Company Material Adverse Effect.

(d)          Purchase of Shares. Each of the other Investors (which shall include any Substitute Investors as from time to time reflected on Annex A hereto) shall have purchased the Shares to be purchased by such other Investors at the Closing pursuant to the terms of this Agreement, and the Company shall have received the aggregate purchase price therefor from such other Investors in accordance with the terms of this Agreement. In addition, each of the Holders named in the Exchange and Redemption Agreement shall have been issued the shares of Common Stock to be issued to such investors in exchange for shares of Preferred Stock at the closing of the transactions contemplated by the Exchange and Redemption Agreement pursuant to the terms of the Exchange and Redemption Agreement, and the Company shall have received the shares of Preferred Stock in exchange therefor from such holders in accordance with the terms of the Exchange and Redemption Agreement.

5.2          Company’s Closing Conditions. The Company’s obligations to issue the Shares to any Investor at the Closing and perform its other obligations hereunder at the Closing shall be subject to the fulfillment to the Company’s satisfaction on or before the Closing Date (or waiver in writing by the Company) of the following conditions:

(a)          Satisfaction of Conditions. The representations and warranties of the Investor contained in this Agreement shall be, if specifically qualified by materiality, true in all respects, and, if not so qualified, shall be true in all material respects, in each case as of the date hereof and as of the Closing Date, and the covenants and agreements contained in this Agreement to be complied with by the Investor on or before the Closing shall have been complied with in all material respects. The Investor shall deliver to the Company a certificate dated as of the Closing Date to the foregoing effect.

(b)          Purchase of Shares. The Investors (which shall include any Substitute Investors as from time to time reflected on Annex A hereto) shall have purchased the Shares to be purchased by such Investor at the Closing pursuant to the terms of this Agreement, and the Company shall have received the aggregate purchase price therefor from the Investors in accordance with the terms of this Agreement.

SECTION 6

COVENANTS

6.1          Expenses. Except as set forth below or as described in the Registration Rights Agreements, each party hereto shall bear and pay its own fees and expenses incurred in connection with the negotiation, execution, delivery and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby. The Company acknowledges and agrees that (i) promptly following the Closing or the termination of this Agreement pursuant Section 7 hereof, it shall reimburse each Investor for its actual and documented reasonable out-of-pocket fees and expenses actually incurred by such Investor prior to the termination of this Agreement in connection with the transactions contemplated by this Agreement (including reasonable attorneys’ fees) and (ii) it will be solely responsible for any HSR filing fees or other related fees and expenses incurred in connection with Section 6.4(c).

6.2        Conduct of Business by the Company Pending the Closing. The Company covenants and agrees that, prior to the Closing Date or earlier termination of this Agreement as provided herein, unless each of the Investors shall otherwise agree in writing and except as contemplated by this Agreement, the Company shall, and shall cause its subsidiaries to, act and carry on their respective businesses in the ordinary course of business consistent with past practice and use its and their respective reasonable best efforts to preserve intact their current material business organizations, keep available the services of their current officers and employees (except for terminations of employees in the ordinary course of business) and preserve their material relationships with others having business dealings with them. Without limiting the generality of the foregoing, and except as contemplated by this Agreement, the Exchange and Redemption Agreement or the Ancillary Documents, the Company covenant and agrees that it will not (i) authorize, create, designate, establish or issue any other class or series of capital stock, (ii) adopt a plan for the liquidation, dissolution or winding up or the affairs of the Company or any recapitalization plan, (iii) amend, alter or repeal, whether by merger, consolidation or otherwise, the certificate of incorporation or bylaws of the Company, alter or change the rights, preferences or privileges of the Common Stock of the Company or (v) directly or indirectly, declare or pay any dividend or directly or indirectly purchase, redeem, repurchase or otherwise acquire any share of Common Stock whether in cash, securities or property or in obligations of the Company.

            6.3          Proxy Statement; Special Meeting.

(a)          Promptly following the date of this Agreement, the Company shall prepare and file the Proxy Statement. The parties shall cooperate with each other in connection with the preparation and filing of the Proxy Statement. Each Investor shall furnish all information as shall reasonably be requested by the Company for the Proxy Statement. The Company will use its reasonable best efforts to have the Proxy Statement cleared by the SEC as promptly as practicable after such filing.

(b)          The Company shall use its reasonable best efforts to take all actions necessary or advisable and permitted by applicable law, the Company’s certificate of incorporation and its bylaws to (i) hold the Special Meeting as promptly as practicable for the purpose of voting upon the approval of the issuance of the Shares, (ii) recommend that the stockholders of the Company vote to approve the issuance of the Shares, and (iii) secure the requisite vote or consent of stockholders for the issuance of the Shares and in connection therewith shall solicit proxies and distribute the Proxy Statement to the stockholders of the Company in accordance with applicable securities laws.

6.4          All Reasonable Efforts; Agreement to Cooperate.

(a)          Subject to the terms and conditions herein provided, each party hereto shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable consistent with applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement; provided, however, that nothing in this Section 6.4 shall require any Investor or the Company to agree to any modification of this Agreement or any of the Ancillary Documents or any Investor to make an investment in the Company that is greater than the amount set forth opposite the Investor’s name on the Investor’s signature page hereto.

(b)          Without limiting the generality of the foregoing, and notwithstanding anything in this Agreement to the contrary, the Company shall use its reasonable best efforts to take or cause to be taken all reasonable action and to do, or cause to be done, and to assist and cooperate with the other party hereto in doing, all things necessary, proper or advisable to obtain all governmental waivers, consents, authorizations, orders and approvals, all consents, amendments to or waivers from other parties under the terms of all Material Contracts and all other material permits, concessions, franchises or licenses applicable to the Company or its subsidiaries required as a result of the transactions contemplated by this Agreement.

(c)          The Company and each Investor shall, and the Company shall cause its subsidiaries to, each use their commercially reasonable efforts to as promptly as practicable, make all necessary filings, notifications, and thereafter make any other required submissions, with respect to this Agreement and the transactions contemplated hereby under (A) the Exchange Act, and any other applicable federal or state securities laws, (B) the HSR Act and any related governmental request thereunder, and (C) any other applicable law. Each Investor and the Company agree, and shall cause each of their respective subsidiaries, to cooperate and to use their commercially reasonable efforts to obtain any government clearances or approvals required for Closing under the HSR Act and any other federal, state or foreign law, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade (collectively “Antitrust Laws”), to respond to any government requests for information under any Antitrust Law, and to contest and resist any action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) (an “Antitrust Order”) that restricts, prevents or prohibits the consummation of the transactions contemplated by this Agreement under any Antitrust Law. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with, and provide to the other parties in advance, any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any Antitrust Law.

6.5          Agreement to Vote Shares. At any annual or special meeting of the stockholders of the Company duly called with respect to the approval of the issuance of the Shares and at every continuation or adjournment thereof, and with respect to any action or approval by written consent of the stockholders of the Company in lieu of such meeting, each Investor agrees to (i) vote all Common Stock owned by such Investor at such time, individually or as trustee or custodian, in favor of approval of the issuance of the Shares and in favor of any matter that could reasonably be expected to facilitate the issuance of the Shares and (ii) vote all such Common Stock against any proposal made in opposition to the issuance of the Shares or which would have the effect of preventing the issuance of the Shares. Each Investor, if then a holder of Common Stock, agrees to be present, in person or by proxy, at all meetings of stockholders of the Company and at any adjournment thereof at which the issuance of the Shares is put to a vote.

6.6          Use of Proceeds. The Company shall use the net proceeds received from the issuance and sale of the Shares pursuant to this Agreement for the repurchase of outstanding shares of Preferred Stock from Kelso Investment Associates VI, L.P. and KEP VI, LLC pursuant to the Exchange and Redemption Agreement. Upon the closing of the transactions contemplated by the Exchange and Redemption Agreement, there shall be no shares of Preferred Stock outstanding.

6.7          Board Nominee. The Company, acting through the Company’s Board of Directors, agrees to immediately following the Closing, in accordance with applicable law and the Company’s certificate of incorporation and bylaws, elect the person designated by Prides Capital Fund I, LP (“Prides”) to the Company’s Board of Directors for a term expiring on the date of the Company’s annual meeting to be held in 2009.

SECTION 7

TERMINATION

7.1          Termination. This Agreement may be terminated and the other transactions contemplated by this Agreement may be abandoned at any time prior to the Closing Date, notwithstanding any requisite approval and adoption of this Agreement and the transactions contemplated by this Agreement, pursuant to written notice of termination, as follows:

(a)          by mutual written consent of the Company and each of the Investors;

(b)          by either the Company or each of the Investors if the Closing shall not have occurred on or before January 31, 2007, provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose breach has caused the failure of the Closing to occur on or before such date;

(c)          by either the Company or any of the Investors if there shall be any restraining order, injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the Closing or any of the other transactions contemplated hereby which is final and nonappealable;

(d)          by any of the Investors upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, such that the conditions set forth in Section 5.1(a) would not be satisfied (“Terminating Company Breach”), provided, however, that if such Terminating Company Breach is curable by the Company through the exercise of its reasonable best efforts and for as long as the Company continues to exercise such efforts, but not beyond the date specified in paragraph (b) above, the Investors may not terminate this Agreement under this Section 8.1(d);

(e)          by the Company with respect to a particular Investor upon a breach of any representation, warranty, covenant or agreement on the part of such Investor set forth in this Agreement, or if any representation or warranty of such Investor shall have become untrue, such that the conditions set forth in Section 5.2(a) could not be satisfied by the date specified in paragraph (b) above;

(f)           by either the Company or any of the Investors in the event the approval of the issuance of the Shares by the stockholders shall not have obtained at the Special Meeting;

(g)          by the Company at any time that the Investors (which shall include Substitute Investors as from time to time reflected on Annex A hereto) are not collectively obligated as parties to this Agreement to purchase all of the Shares; or

(h)          by either the Company or the Investors in the event the Exchange and Redemption Agreement is terminated.

7.2          Effect of Termination. In the event of termination of this Agreement pursuant to Section 7.1 prior to the Closing Date, this Agreement shall forthwith become void, there shall be no liability under this Agreement on the part of the Company or the Investors (including any Substitute Investors), and all rights and obligations of the Company and the Investors shall cease, other than the obligations of the parties set forth in Section 6.1 hereof; provided, however, that nothing herein shall relieve any party from liability for any willful or intentional breach of any covenant or agreement of such party contained in this Agreement.

SECTION 8

GENERAL

8.1          Amendments, Waivers and Consents. No covenant or other provision hereof may be waived otherwise than by a written instrument signed by the party so waiving such covenant or other provision. The waiver or failure to insist upon strict compliance with any condition or provision hereof shall not operate as a waiver of, or estoppel with respect to, any subsequent or other waiver or failure. This Agreement may not be amended or modified except by an instrument in writing signed by the Company and each of the Investors.

8.2          Survival of Representations, Warranties and Covenants, Assignability of Rights. All representations and warranties made herein and in the certificates, exhibits or schedules delivered or furnished in connection herewith shall terminate as of the earlier of (a) the Closing and (b) termination of this Agreement pursuant to Section 7.1. Except as otherwise provided in this Agreement, all covenants, agreements, representations and warranties shall inure to the benefit of the successors and assigns of the parties.

8.3          Governing Law. This Agreement shall be deemed to be a contract made under, and shall be construed in accordance with, the laws of the State of Delaware (without giving effect to principles of conflicts of law the effect of which would cause the application of domestic substantive laws of any other jurisdiction).

8.4          Counterparts. This Agreement may be executed simultaneously in any number of counterparts (including by facsimile), each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute but one and the same document.

8.5          Notices and Demands. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally, three business days after being mailed by registered or certified mail (return receipt requested) or when sent via confirmed facsimile to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(i)	If to any Investor, to the address set forth on the Investor’s signature page hereto, and

(ii)	If to the Company

Waste Services, Inc 1122 International Blvd, Suite 601 Burlington, Ontario L7L 6Z8 Attention: Ivan R. Cairns Facsimile: (905) 319-9048

with a copy to:

Akin Gump Strauss Hauer & Feld LLP Robert S. Strauss Building 1333 New Hampshire Avenue, NW Washington, DC 20036-1564 Attention: Rick L. Burdick Facsimile: (202) 887-4288

8.6          Severability. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be deemed prohibited or invalid under such applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, and such prohibition or invalidity shall not invalidate the remainder of such provision or the other provisions of this Agreement.

8.7          Integration. This Agreement, including the exhibits, documents and instruments referred to herein, constitutes all of the agreements and supersedes all other prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof.

8.8          No Assignment. Except pursuant to Section 1.3(b) hereof, this Agreement may be not assigned, pledged, hypothecated or otherwise transferred by the Company or any Investor; provided, however, that Prides may assign all or any of its rights and obligations hereunder to any Affiliate of Prides that is controlled, directly or indirectly, by Prides, and that such Affiliate agrees in writing to be bound to the terms and conditions contained herein that apply to Prides.

8.9          Investor Obligations Several Not Joint. All obligations of the Investors hereunder are several and not joint.

8.10       Third-Party Beneficiary. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person other than the parties hereto any rights or remedies under or by reason of this Agreement or any transaction contemplated hereby.

IN WITNESS WHEREOF, the undersigned have executed this Subscription Agreement as of the date first above written.

WASTE SERVICES, INC.

By: /s/Ivan Cairns Name: Ivan Cairns Title: Executive VP & GC

INVESTORS:

WESTBURY (BERMUDA) LIMITED

By: /s/Robert Martyn Name: Robert Martyn Title: President

Address:

PRIDES CAPITAL FUND I, LP

By: Prides Capital Partners, LLC Its Sole General Partner

By: /s/Charles McCarthy Name: Charles McCarthy Title: Managing Member

Address: 200 High Street, Suite 700 Boston, Ma 02110

Annex A

INVESTORS

Name	Number of Shares	Purchase Price
Westbury (Bermuda) Limited	5,263,158	$50,000,001.00
Prides Capital Fund I, LP	1,736,843	$16,500,008.50

Annex B

GLOSSARY

As used herein, the following terms shall have the following meanings:

“Affiliate” means, with respect to any Person, any other Person, directly or indirectly, controlling, controlled by, or under common control with, such Person. For purposes of this definition, the term “control” (including the correlative terms “controlling”, “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Ancillary Documents” means the Registration Rights Agreements and any other document referred to herein that is required to be executed by the Company or the Investors as a condition to Closing.

“Company Material Adverse Effect” shall mean any material adverse effect on the business, operations, assets, financial condition or results of operations of the Company and its subsidiaries, taken as a whole.

“Environmental Law” means any Federal, state, provincial, local or foreign law, statute, ordinance, rule, regulation, code, standard, guideline, policy, license, permit, authorization, approval, consent, legal doctrine, order, judgment, decree, injunction, requirement or agreement with any governmental entity relating to (x) the protection, preservation or restoration of the environment (including, without limitation, air, surface water, groundwater, surface land, subsurface land or plant and animal life) or to human health or safety or (y) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances, in each case as amended and as in effect on the date of this Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Federal” shall mean of or relating to the federal government of the United States.

“GAAP” means generally accepted accounting principles as in effect in the United States of America from time to time.

“Hazardous Substance” means any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive, or dangerous, or otherwise regulated, under any Environmental Law and any substance that may harm, impair or cause an adverse effect to the environment (including, without limitation, air, surface water, groundwater, surface land, subsurface land or plant and animal life) or to human health or safety and property. Hazardous Substance includes any substance to which exposure is regulated by any government authority or any Environmental Law including, without limitation, any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance or petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos, or asbestos containing material, urea formaldehyde foam insulation, lead or polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Liability” means any liability or obligation (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated and whether due or become due).

“Lien” means any mortgage, pledge, security interest, encumbrance, lien, claim or charge of any kind (including, but not limited to, any conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of or agreement to give any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction in connection with such mortgage, pledge, security interest, encumbrance, lien or charge).

“Nasdaq” shall mean The Nasdaq Stock Market LLC.

“Person” means an individual, corporation, limited liability company, partnership, association, trust or any other entity or organization.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.